Exhibit 10.2

ADVANCED MICRO DEVICES, INC.

2004 EQUITY INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT NOTICE

Advanced Micro Devices, a Delaware corporation (the “Company”), pursuant to its 2004 Equity Incentive Plan, as amended and restated (the “Plan”), hereby grants to the holder listed below (“Participant”), this award of performance-based restricted stock units set forth below (the “PRSUs”). This award of PRSUs is subject to all of the terms and conditions set forth herein and in the Terms and Conditions for Participants Located in the U.S. Performance-Based Restricted Stock Unit Award (the “Terms and Conditions”) and the Plan, each of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Terms and Conditions.

Participant:

Grant Date:

Target Number of PRSUs:	shares

Vesting Schedule: [    %] on [                    ], and [            ] on [                    ], subject to the performance conditions set forth in the Terms and Conditions.]

By his or her signature, Participant agrees to be bound by the terms and conditions of the Plan, the Terms and Conditions and this Grant Notice. Participant has reviewed the Terms and Conditions, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Terms and Conditions and the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Terms and Conditions.

ADVANCED MICRO DEVICES, INC.	PARTICIPANT

By:	By:
Print Name:	Print Name:
Title:
Address:	Address:

TERMS AND CONDITIONS FOR PARTICIPANTS LOCATED IN THE U.S.

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD

ADVANCED MICRO DEVICES, INC. 2004 EQUITY INCENTIVE PLAN

The following Terms and Conditions, together with the accompanying Performance-Based Restricted Stock Unit Grant Notice (Grant Notice) and [Confirmation of Grant of Performance-Based Restricted Stock Units (PRSUs)], comprise your agreement with Advanced Micro Devices, Inc. (the Company) regarding the PRSUs.

1. Shares of Company Common Stock Subject to Performance-Based Restricted Stock Units. As of each vesting date your PRSUs will, to the extent earned, vest and be converted into the right to receive [            ] of the number of shares of Company common stock (Shares) determined by multiplying the Target Number of PRSUs (as set forth in your Grant Notice) by the conversion rate set forth below, provided:

(a) You continue to perform the duties assigned to you by the Company’s management in a manner and with results satisfactory to the Company’s management and you remain an employee of the Company through each vesting date; and

(b) The Compensation Committee determines in its sole discretion that the Company’s non-GAAP operating income plus interest expense for the period that begins on [            ] and ends on [            ](Performance Period) equals or exceeds [            ].

2. Conversion of PRSUs. The conversion rate for converting your Target Number of PRSUs (as set forth in your Grant Notice) into a right to receive a number of Shares is the product of (a) the Company Performance Factor (defined below) and (b) the Relative Performance Modifier (defined below). In the event that the conversion rate results in the right to receive a fractional Share, the conversion rate shall be rounded down so that the PRSUs shall not convert into the right to receive the fractional Share.

(a) Company Performance Factor. The Company Performance Factor is a percentage based on the Company’s non-GAAP operating income plus interest expense for the Performance Period (as determined by the Compensation Committee in its sole discretion [            ]), calculated as follows:

	Non-GAAP Operating Income plus Interest Expense		Company Performance Factor
Threshold	[	].	[	].
Target	[	].	[	].
Maximum	[	].	[	].

; provided, however, that the Company Performance Factor for achievement of non-GAAP operating income plus interest expense between Threshold and Target or between Target and Maximum will be determined using a linear interpolation between, as applicable, Threshold and Target or Target and Maximum.

(b) Relative Performance Modifier.

(1) The Relative Performance Modifier is a percentage based on the Company’s total shareholder return (TSR) for the Performance Period relative to the TSRs for the Performance Period of those companies comprising the S&P 500 IT Sector (Relative TSR) on the Grant Date (as determined by the Compensation Committee in its sole discretion [            ]), calculated as follows:

Relative TSR	Relative Performance Modifier
Up to and including the 25th Percentile	[	%]
At the 50th Percentile	[	%]
At or above the 75th Percentile	[	%]

; provided, however, that the Relative Performance Modifier for achievement of Relative TSR above the 25th percentile and below the 50th percentile or above the 50th percentile and below the 75th percentile will be determined using a linear interpolation between, as applicable, the 25th and 50th percentiles or the 50th and 75th percentiles.

(2) The TSR for the Company and for each company comprising the S&P 500 IT Sector is a percentage (to the third decimal point) derived by:

(A) A numerator that is the difference between the average closing sale price of common stock during the 30-day period that ends on the Grant Date subtracted from the average closing sale price of common stock during the 30-day period that ends on the last day of the Performance Period, plus any dividends paid or payable with respect to a record date that occurs during the Performance Period; and

(B) A denominator that is the average closing sale price of common stock during the 30-day period that ends on the Grant Date.

(3) For purposes of determining TSR of any company (including the Company):

(A) Any dividend paid or payable in cash shall be valued at its cash amount (without any deemed reinvestment). Any dividend paid in securities with a readily ascertainable fair market value will be valued at the market value of the securities as of the dividend record date. Any dividend paid in other property will be valued based on the value assigned to such dividend by the paying company for tax purposes.

(B) The TSR for any company included in the S&P 500 IT Sector on the Grant Date that does not have a stock price that is quoted on a national securities exchange at the end of the Performance Period will be determined based on its TSR from Grant Date until the last date on which its stock price was quoted on a national securities exchange.

(C) The Compensation Committee may equitably adjust a company’s TSR for equity restructuring transaction such as, but not limited to, a stock split, combination of shares, non-ordinary dividends of cash and/or assets, recapitalization or reorganization.

3. Issuance of Shares. After the PRSUs vest and the Compensation Committee has determined the conversion rate that applies to your Target Number of PRSUs, the Shares will be issued in your name without restrictions as soon as practicable after you have satisfied withholding tax obligations (see paragraph 6(a), below).

4. Nontransferability of PRSUs. The PRSUs may not be pledged, assigned, sold, or otherwise transferred.

5. Forfeiture of PRSUs. If your employment with the Company terminates for any reason before the vesting date(s) shown on the Grant Notice, or the Company does not achieve threshold non-GAAP operating income plus interest expense for the Performance Period, your unvested PRSUs will be cancelled and you will not have any right to receive Shares pursuant to the PRSU.

6. Other Terms and Conditions.

(a) Withholding Tax. The PRSUs will become taxable to you upon the date that the Shares become issuable to you (the Tax Date). On the Tax Date you will be required to pay an amount to the Company to enable the Company to satisfy its obligation to withhold federal and state withholding taxes arising on the Tax Date. The withholding taxes must be paid by (i) cash from your account at the broker designated by the Company (Designated Broker) for such purpose or (ii) the selling of sufficient Shares on the Tax Date. If the Company in its sole discretion considers you to be an “insider” and the vesting date of these PRSUs falls outside of an open stock trading window, unless otherwise determined by the Company you may have shares withheld to satisfy your minimum withholding tax obligations. If your election to pay withholding taxes by cash is not received by the deadline for such election or if there is insufficient cash in your account at the Designated Broker on the Tax Date to cover withholding tax obligations, you hereby authorize the Company to withhold from cash compensation otherwise payable to you or arrange for the sale or withhold a sufficient number of Shares from the total number of Shares otherwise deliverable to you under this Agreement to cover minimum withholding tax obligations.

(b) The Plan. This Agreement is further subject to the terms and provisions of the Advanced Micro Devices, Inc. 2004 Equity Incentive Plan (the Plan). Only certain provisions of the Plan are described in these Terms and Conditions. As a condition to your receipt of the PRSUs and the Shares upon vesting, you acknowledge and agree to these Terms and Conditions and the terms and provisions of the Plan. Capitalized terms which are not otherwise defined in these Terms and Conditions shall have the meanings assigned to them in the Plan.

(c) Stockholder Rights. Until the Shares are issued, you have no right to vote or receive dividends or any other rights as a stockholder exist with respect to the PRSUs.

(d) Employment Relationship. Nothing in these Terms and Conditions shall confer on you any right to continue in the employ of the Company, or shall interfere with or restrict rights of the Company, which are hereby expressly reserved, to discharge you at any time, with or without cause.

(e) Change of Control. If your employment is terminated by the Company for any reason other than for Misconduct or, if applicable, by you as a result of a Constructive Termination, within one year after a Change of Control, then the Shares shall become fully vested upon the date of termination.

(f) Declination of PRSUs. If you wish to decline your PRSUs, you must complete and file the Declination of Grant form with Corporate Compensation and Benefits by the deadline for such declination. Your declination is non-revocable, and you will not receive a grant of stock options or other compensation as replacement for the declined PRSUs.

(g) Recovery in the Event of a Financial Restatement. In the event the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, the Administrator will review all equity-based compensation (including the PRSUs) awarded to you if you are at the Senior Vice President level and above. If the Administrator (in its sole discretion) determines that you were directly involved with fraud, misconduct and/or gross negligence that contributed to or resulted in such accounting restatement, the Administrator may, to the extent permitted by governing law and as appropriate under the circumstances, recover for the benefit of the Company all or a portion of the equity-based compensation awarded to you, including (without limitation) by cancelation, forfeiture, repayment and/or disgorgement of profits realized from the sale of securities of the Company; provided, however, the Administrator will not have the authority to recover any equity-based compensation awarded more than 18 months prior to the date of the first public issuance or filing with the Securities and Exchange Commission (whichever first occurs) of the financial document embodying such financial reporting requirement. In determining whether to seek recovery, the Administrator shall take into account such considerations as it deems appropriate, including governing law and whether the assertion of a recovery claim may prejudice the interests of the Company in any related proceeding or investigation.

7. Compliance with Laws and Regulations. The issuance and transfer of the Shares will be subject to and conditioned upon compliance by the Company and you with all applicable state and federal laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer.

8. Successors and Assigns. The Company may assign any of its rights under these Terms and Conditions. These Terms and Conditions shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer contained herein, these Terms and Conditions will be binding upon you and your heirs, executors, administrators, legal representatives, successors and assigns.

9. Governing Law; Severability. These Terms and Conditions shall be governed by and construed in accordance with the internal laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within California, excluding that body of laws pertaining to conflict of laws. If any provision of these Terms and Conditions is determined by a court of law to be illegal or unenforceable, that provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

10. Further Instruments. The parties agree to execute further instruments and to take further actions as may be reasonably necessary to carry out the purposes and intent of these Terms and Conditions.

11. Headings. The captions and headings of these Terms and Conditions are included for ease of reference only and will be disregarded in interpreting or construing these Terms and Conditions. All references herein to Sections will refer to Sections of these Terms and Conditions.

12. Entire Agreement. The Plan, these Terms and Conditions, the Grant Notice and the Confirmation of Grant of PRSUs constitute the entire agreement and understanding of the parties with respect to the subject matter of this these Terms and Conditions, and supersede all prior understandings and agreements, whether oral or written, between the parties with respect to the specific subject matter hereof.

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